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                       BOULDER GROWTH & INCOME FUND, INC.
                (Name of Registrant as Specified In Its Charter)

                               Stephen C. Miller
                           2344 Spruce Street, Suite A
                            Boulder, Colorado 80302
                                 (303) 449-0426
                   (Name of Person(s) Filing Proxy Statement)

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BOULDER GROWTH & INCOME FUND ANNOUNCES SHAREHOLDER PROPOSALS

Boulder, Colo. - (BUSINESS WIRE) - November 12, 2008 - The Boulder Growth & Income Fund, Inc. (NYSE: BIF) announced today that it recently received two unsolicited shareholder proposals. The proposals seek to elect alternative directors to the Fund's Board of Directors, terminate the Fund's investment co-advisory contracts and continue an "aggressive" level-rate distribution policy.

Although the proposals were provided by two separate shareholders, Ralph W. Bradshaw and Ronald G. Olin, the Fund understands that these shareholders previously have submitted similar proposals to other closed-end funds in concert with an affiliated institutional manager, Doliver Capital Adviser, L.P. ("Doliver"). Doliver's most recent filing with the SEC indicates it holds approximately 17% of the Fund's shares and Mr. Olin has indicated that he is employed by Doliver as its "chief trader". The Fund believes that Messrs. Olin and Bradshaw, who according to public records are brothers-in-law, together with Doliver and its investors, are "affiliates" and a "group" for purposes of various federal securities laws and have failed to make required filings as a group. The Fund also believes that one or more of this group have acquired positions in the Fund's shares in excess of that permitted under federal law. The Fund intends to refer the group's excess holdings to the SEC for review. The Fund also intends to explore other independent remedies against the group, including Doliver and its investors, for possible violations of federal securities laws.

Mr. Bradshaw's nominees consist of persons who either serve as directors for the Cornerstone Funds (i.e., Cornerstone Total Return Fund, Inc. (CRF) and Cornerstone Strategic Value Fund, Inc. (CLM)), or are employed by Cornerstone Funds' investment manager, Cornerstone Advisors, Inc.

When asked about the group's proposals, Steve Miller, the Fund's president, said "the Cornerstone Funds' track record speaks for itself. For the trailing one-year period ending 10/31/08 CRF's total return on NAV was -40.35% and CLM's was -38.5%. This compares to BIF's return on NAV for the same period of -17.3%. CRF's market price has suffered even more, falling from a lofty 105% premium in July 2008 to about a 10% premium as of last Friday. And CLM was at a 64% premium in May 2008 and as of Friday was at a discount of -1.2%." Mr. Miller noted that in October, the Cornerstone Funds held a special meeting for the purpose of effecting a reverse stock split, which the Fund regards as an effort to deal with the fallout of the Cornerstone "aggressive" distribution policy.

The group also proposed to terminate the investment co-advisory contract between the Fund and Boulder Investment Advisers and Stewart Investment Advisers (the "Boulder Advisers"). We anticipate, based on the group's past behavior, that the group would propose Cornerstone Advisors, Inc. as a replacement adviser. Joel Looney, the Chairman of the Board of BIF, said "given the poor market and NAV performance of Cornerstone Funds, it is likely that the Board would vigorously oppose this sort of proposal. Considering the state of the market and economy over the past several months, the Fund has performed remarkably well against the S&P 500, and especially relative to the Cornerstone Funds." The Boulder Advisers have managed the Fund since January 2002. Over the trailing 5-year period ending 10/31/08, BIF has had an annualized total return on NAV of 7.35%. Over the same trailing 5-year period, CRF has had an annualized LOSS of -2.6%. The S&P 500 Index has had a total return over that 5-year period of 0.25% annualized. Mr. Miller commented, "It's hard to imagine that someone with Cornerstone's track record would have the audacity to suggest that the Boulder Advisers with their track record be replaced. Maybe they should take care of the cooking in their own kitchen before they recommend a new chef in ours."

The group also said it will recommend to the Fund's shareholders that the Fund continue an "aggressive level-rate distribution policy". At its regularly scheduled meeting on November 10, 2008, the Board considered the proposal, as well as an opposing proposal from Fund's management which recommended a significant reduction or suspension of the Fund's current distribution. The Board viewed the group's proposal as overlooking the many factors that the Board must take into consideration in implementing and maintaining a level-rate distribution policy. Such factors include, for example, the Fund's previously stated goal of tying its distribution rate to its long-term performance, compliance with certain federal securities laws on maintaining the level-rate distribution policy, the impact of an aggressive policy on the Fund's leverage coverage ratio, the policy's current and long-term efficacy in narrowing the Fund's discount from net asset value, the tax consequences of level-rate distributions, and the long-term investment interests of all of the Fund's shareholders. Mr. Looney said that "the dissident's proposals make no mention of any of these factors and, given Cornerstone's performance, Mr. Bradshaw and his nominees appear not to fully appreciate these matters. Their track record and unchecked distribution policy indicates that their interests are not aligned with the long-term interests of the shareholders for those funds."

Mr. Miller said that "the Fund intends to pursue very aggressively its claims that this group and their investors are acting in violation of federal securities laws, including referring this matter to the SEC. We are concerned that, given their past tactics and their poor stewardship of the Cornerstone Funds, their proposals would destroy value and not serve the long-term interests of our shareholders. Any proposal such as theirs to destroy the long-term value of one of the better-performing closed-end equity funds must be viewed with great skepticism."

Mr. Miller further stated: "We believe that the shareholder group led by Messrs. Olin and Bradshaw, including Doliver, is known in the closed-end fund industry as a group who acts in concert to gain control over closed-end funds with little regard for federal securities laws. This group tries to take action with respect to its own interests to profit at the expense of the interests of long-term shareholders. This group may posture itself to be an advocate for shareholder rights, but we believe that it acts only for its investors' personal profit, irrespective of whether their proposed actions are detrimental to long-term shareholders who have invested in the Fund. They have targeted the wrong Fund."

The Fund is a closed-end management investment company co-managed by Stewart Investment Advisers and Boulder Investment Advisers, LLC. For more information on the Fund, please visit www.boulderfunds.net. Information contained in this press release was obtained from reputable third-party sources and is believed to be current and reliable. The Fund is not responsible for the accuracy or reliability of such third-party information. Past performance is no indicator or guarantee of future results.

This communication may be deemed to be solicitation material in respect to the Fund's next stockholder meeting. The Boulder Growth & Income Fund and its respective directors, executive officers and certain other members of management may be soliciting proxies from Fund stockholders in connection with the matters described in this press release. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of such stockholders in connection with these matters will be set forth in the proxy statement for the Fund's next meeting when it is filed with the SEC. Stockholders are advised to read that proxy statement when it becomes available because it will contain important information. The proxy statement along with any other relevant documents will be available for free at www.sec.gov.

Contact:
Nicole Murphey
Fund Administrative Services, L.L.C.
303-449-0426